Exhibit 99.1

RESTORATION HARDWARE HOLDINGS, INC. APPOINTS GARY FRIEDMAN

CHAIRMAN OF THE BOARD AND CO-CHIEF EXECUTIVE OFFICER

Carlos Alberini to Serve as Co-CEO

RH Announces Plans to Develop RH Atelier

Corte Madera, CA – July 3, 2013 – RH (Restoration Hardware Holdings, Inc - NYSE: RH) today announced that Gary Friedman, the Company’s Chairman Emeritus, Creator and Curator, has been reappointed Co-Chief Executive Officer and Chairman of the Company’s Board of Directors effective immediately. Mr. Friedman will return to his prior role at the Company alongside Carlos Alberini, who has also been named Co-Chief Executive Officer. Mr. Friedman and Mr. Alberini together will lead and collaborate on all key strategic decisions impacting the Company.

In addition, the Company also announced that concurrent with Mr. Friedman’s appointment, RH has acquired the exclusive right to develop Hierarchy. The new concept will be rebranded as RH Atelier and will focus on the development of luxury apparel, accessories, footwear, and jewelry, and be integrated and launched on the RH platform.

Michael Chu, Former Chairman of RH commented, “Gary’s unique vision, creativity and passion have been invaluable to the growth and transformation of RH. Gary and Carlos are a tremendous team and together have made significant contributions to the success of the Company. On behalf of our Board of Directors, we are excited about the future growth and evolution of the RH brand under their leadership.”

Carlos Alberini, Co-Chief Executive Officer, stated, “During the last few years, Gary and I have built an incredible partnership. Gary is a visionary with amazing talents who has led the extraordinary transformation of RH into one of the leading luxury brands in the market today. On behalf of our leadership team, I am thrilled to welcome Gary back into this role and look forward to the opportunity to continue this journey together.”

Gary Friedman, Chairman, Creator, Curator & Co-Chief Executive Officer, commented, “I am honored to be rejoining Carlos, and the entire RH team in our quest to create the most innovative and inspiring brand in the industry. This team’s ability to curate and integrate new products, businesses and experiences, then scale them across our multi-channel platform has enabled us to build one of the fastest growing brands in the marketplace.”

Regarding the launch of RH Atelier, Mr. Friedman stated, “RH Atelier will be a curated, artisan crafted luxury apparel and accessories brand that will launch with its own distinct catalog, and be integrated into the Company’s next generation Full line Design Galleries and Web experience. The brand will be based in New York City, with a satellite office in our RH Center of Innovation and Product Leadership in Corte Madera, CA.” Mr. Friedman continued, “RH Atelier will position the Company for continued long term growth, and demonstrates our belief that we can curate a lifestyle well beyond the four walls of the home.”

Prior to his appointment to the role of Chairman Emeritus, Creator and Curator, Mr. Friedman served as Chairman and Co-Chief Executive Officer of Restoration Hardware from June 2010 to October 2012 and served as the Company’s Chief Executive Officer since March 2001. Prior to joining the Company, Mr. Friedman spent 13 years at Williams-Sonoma, Inc., where he served as President and Chief Operating Officer from 2000 to 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President of the Company and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Previously, Mr. Friedman spent 11 years with The Gap, Inc., a specialty retailer, in various leadership positions.

Carlos Alberini was appointed Chief Executive Officer of RH in October 2012. Prior to that, he served as Co-Chief Executive Officer upon joining the Company in June 2010. Mr. Alberini has served as a Director of the Company since June 2010. Prior to joining the Company, he was President and Chief Operating Officer of Guess?, Inc., a publicly traded specialty retailer of apparel and accessories, from December 2000 to June 2010. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a footwear retailer. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995 he was with The Bon Ton Stores, Inc., an operator of department stores, in various capacities, including Vice President, Corporate Controller and Senior Vice President, Chief Financial Officer. Prior to that, Mr. Alberini served in various positions at PriceWaterhouseCoopers LLP.

About Restoration Hardware Holdings, Inc.

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including statements relating to the launch of RH Atelier and the expected benefits of RH Atelier to the Company. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, recent changes in general economic conditions and the impact on consumer confidence and consumer spending, changes in customer demand for our products, our ability to anticipate consumer preferences and buying trends, risks related to the number of new business initiatives we are undertaking, risks in the implementation or our real estate portfolio transformation, delays in store openings, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K filed with the Securities and Exchange Commission on April 29, 2013 and available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

(415) 945-4998

cmclaughlin@restorationhardware.com

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